EXHIBIT 10.52

AMENDMENT TO RETIREMENT AGREEMENT

This agreement (the “Amendment”) is entered into as of September 14, 2009 (the “Effective Date”) by Kuslima Shogen (“Shogen”) and Alfacell Corporation, a Delaware corporation (“Alfacell”).

WHEREAS, Shogen and Alfacell are parties to a Retirement Agreement dated as of April 25, 2008 (the “Retirement Agreement”);

WHEREAS, Alfacell is seeking financing required to enable it to continue its operations and continue to pursue the development of its pharmaceutical products;

WHEREAS, Alfacell believes that it must reduce its outstanding obligations, including its obligations to Shogen under the Retirement Agreement, in order to obtain such financing;

WHEREAS, as the founder, former Chief Executive Officer and currently a director and stockholder of Alfacell, Shogen wishes to see Alfacell obtain such financing, continue its operations and successfully complete development of its pharmaceutical products; and

WHEREAS, Shogen and Alfacell wish to amend the Retirement Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties, it is hereby agreed as follows:

1.           Commencing as of September 14, 2009, the periodic payments payable to Shogen under Section 2(a) of the Retirement Agreement (the “Periodic Payments”) will be paid at the rate of $150,000 per year rather than at the rate of $300,000 per year as currently provided in Section 2(a) of the Retirement Agreement, provided that Shogen shall be entitled to retain all payments received from Alfacell pursuant to Section 2(a) of the Retirement Agreement from the Termination Date through September 14, 2009.  Pursuant to the foregoing amendment to the rate of Periodic Payments, the Periodic Payments during the period from September 14, 2009 through March 31, 2010 shall total $81,250 and the Periodic Payments during the period from April 1, 2010 through March , 31, 2011 shall total $150,000.

2.           The amount of the Continuing Payments payable to Shogen pursuant to Section 3(b)(v) of the Retirement Agreement shall be changed such that Shogen shall receive payments equal to (i) 5% of any royalties payable with respect to net sales which are received by Alfacell pursuant to any and all license agreements entered into by Alfacell for the marketing and distribution of Licensed Products rather than the 15% of any such royalties currently set forth in Section 3(b)(v) of the Retirement Agreement and (ii) 2% of net sales which Alfacell books on its financial statements rather than the 5% of such net sales currently set forth in Section 3(b)(v) of the Retirement Agreement, provided that Shogen shall receive such revised Continuing Payments only to the extent and under the conditions set forth in Section 3(b)(v) of the Retirement Agreement. All references to 15% in Section 3(b)(v) of the Retirement Agreement shall be changed to 5% and all references to 5% in Section 3(b)(v) of the Retirement Agreement shall be changed to 2%.

3.           In the event Alfacell shall obtain a positive result in a clinical trial for ONCONASE®, Shogen shall be entitled, within 20 business days after Alfacell becomes aware of such positive result, to receive cash payments or shares of common stock or a combination of cash and common stock, equal to the amount by which the aggregate amount of the Periodic Payments actually paid to Shogen during the two year period following the Termination Date is less than $600,000. Alfacell shall have the option to make such payment in cash, common stock or a combination thereof. Any shares of common stock of Alfacell issued to Shogen pursuant to this Section 3 shall not be registered under the Securities Act of 1933 and shall be valued at the closing price of the common stock on the last trading day before such common stock is issued. If for any reason, the common stock of Alfacell is not publicly traded at the time of its issuance it will be valued in good faith by the board of directors of Alfacell. For purposes of this Section 3, a positive result in a clinical trial for ONCONASE® shall be marketing approval of ONCONASE® by the FDA or EMEA for any indication.

4.         This Amendment shall be binding on the parties as of the Effective Date, provided however that the changes to the Retirement Agreement provided in Sections 1, 2 and 3 hereof shall not go into effect unless and until Alfacell shall obtain additional debt or equity financing subsequent to the Effective Date.  Since such additional financing will not be obtained until after September 14, 2009, Periodic Payments made after the date such financing is obtained will be adjusted so that Periodic Payments made during the period from September 14, 2009 through March 31, 2011 shall total $231,250 as provided in Section 1 hereof.

5.         Alfacell and Shogen acknowledge that they have each had sufficient opportunity to review the terms of this Amendment and to consult with advisors and attorneys of their choice concerning its terms and conditions. Shogen acknowledges that she fully and completely understands the terms of this Amendment and their significance, and that she accepts those terms and enters into this Amendment freely and voluntarily thereby binding herself, her heirs, successors, personal representatives and assigns. Shogen warrants that she is fully competent to enter into this Amendment.

6.         All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Retirement Agreement.

7.         Except as specifically amended herein, all of the terms and conditions of the Retirement Agreement and the Release Agreement shall remain in full force and effect.

8.           This Amendment, together with the Retirement Agreement, contain the entire understanding of the parties, and there are no additional promises, representations, assurances, terms or provisions between the parties.

9.         This Amendment may be executed in separate counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

AGREED AND ACCEPTED:
ALFACELL CORPORATION

By: /s/ Charles Muniz Name: Charles Muniz Title: President	/s/ Kuslima Shogen Kuslima Shogen